Exhibit 99.1

July 28, 2015	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports 2Q Operating EPS of $1.18

Operating Margins for Ongoing Segments Improved 180 Basis Points

Declares Third Quarter Dividend, $2 Billion Share Buyback to be Completed in Second Half 2015

Second Quarter Highlights

•
Delivered second-quarter operating earnings per share of $1.18 versus $1.17 in prior year. Performance Chemicals operating earnings were down $0.11 per share from prior year. GAAP earnings per share were $1.03 versus $1.15 in prior year.

•
Segment pre-tax operating earnings of $1,586 million included about $210 million, or $0.17 per share, of negative impact from currency. Excluding the impact of currency, operating EPS would have increased about 15 percent versus prior year.

•
Operating margins improved in 5 of the 6 ongoing operating segments which comprise the next generation DuPont including Performance Materials, Electronics & Communications, Agriculture, Nutrition & Health, and Safety & Protection. Margin improvement was primarily driven by increased productivity.

•	Cost reductions from operational redesign contributed $0.10 per share to second-quarter operating earnings; on track to deliver approximately $0.40 per share in savings in 2015.

•
On a continuing operations basis, DuPont expects full-year 2015 operating earnings to be about $3.10 per share, excluding $0.80 per share in previously anticipated full year earnings from Performance Chemicals. Estimated negative currency impact expected to be approximately $0.60 per share. Prior-year operating earnings were $3.36 per share on a comparable basis.

WILMINGTON, Del., July 28, 2015 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced second quarter 2015 operating earnings of $1.18 per share compared to $1.17 per share in the prior year. GAAP1 earnings were $1.03 per share, compared to $1.15 per share in the prior year.
Second quarter sales were $8.6 billion, down 11 percent versus prior year due to negative impacts from currency (5 percent), portfolio changes (2 percent), volume (2 percent) and local price and product mix (2 percent). Segment pre-tax operating earnings of $1,586 million included about $210 million, or $0.17 per share, of negative impact from currency. Operating earnings included $0.09 per share of benefit related to exchange gains and taxes, attributable to prior periods. Performance Chemicals segment operating earnings were $113 million, or $0.10 per share, a 55 percent reduction versus prior year.

1Generally Accepted Accounting Principles (GAAP)
E.I. du Pont de Nemours and Company

DuPont’s board of directors approved a third quarter dividend of 38 cents per share, the 444th consecutive quarterly dividend since the company's first dividend in the fourth quarter of 1904. The third quarter dividend of 38 cents per share of common stock is payable on Sept. 11, 2015, to stockholders of record at the close of business on Aug. 14, 2015. Regular quarterly dividends of $1.125 per share on the $4.50 series preferred stock and $0.875 cents per share on the $3.50 series preferred stock also were declared, both payable on Oct. 23, 2015, to stockholders of record as of Oct. 9, 2015.
The separation of Chemours was completed on July 1, 2015. In the first quarter 2015, DuPont announced its intention to buy back shares using the approximately $4 billion of distribution proceeds received from Chemours. In connection with the completion of the spin, DuPont’s board has authorized the company to purchase and retire $2 billion of common stock by Dec. 31, 2015 with the remainder to be purchased and retired by Dec.31, 2016. The company expects to use an accelerated share repurchase plan in connection with the $2 billion buyback by year end.
“We continued to improve margins across most of our ongoing businesses through our constant focus on productivity, even as we address industry-wide challenges in agriculture and ongoing currency headwinds,” said Ellen Kullman, DuPont Chair and CEO.  “With the separation of our Performance Chemicals segment now complete, the next generation DuPont is leveraging our innovation platform to drive greater growth and value, with a continued emphasis on cost productivity, actively managing our portfolio, and the disciplined return of capital.”

Global Consolidated Net Sales - 2nd Quarter

	Three Months Ended
	June 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$4,247	(8)	(2)	(1)	(3)	(2)
EMEA*	1,732	(18)	—	(17)	2	(3)
Asia Pacific	1,883	(10)	(2)	(2)	(3)	(3)
Latin America	733	(18)	—	(9)	(7)	(2)

Total Consolidated Sales	$8,595	(11)	(2)	(5)	(2)	(2)

* Europe, Middle East & Africa

Segment Sales - 2nd Quarter

	Three Months Ended
	June 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$3,218	(11)	1	(5)	(6)	(1)
Electronics & Communications	534	(13)	(4)	(2)	(7)	—
Industrial Biosciences	288	(9)	(3)	(8)	2	—
Nutrition & Health	826	(11)	(1)	(9)	—	(1)
Performance Chemicals	1,502	(11)	(6)	(4)	—	(1)
Performance Materials	1,365	(14)	(4)	(7)	3	(6)
Safety & Protection	925	(10)	—	(5)	—	(5)
Other	2
Total segment sales	8,660	(11)	(2)	(5)	(2)	(2)
Elimination of transfers	(65)
Consolidated net sales	$8,595

Operating Earnings - 2nd Quarter

			Change vs. 2014
(Dollars in millions)	2Q15	2Q14	$	%
Agriculture	$778	$836	$(58)	-7%
Electronics & Communications	93	89	4	4%
Industrial Biosciences	50	59	(9)	-15%
Nutrition & Health	103	105	(2)	-2%
Performance Chemicals	113	251	(138)	-55%
Performance Materials	311	303	8	3%
Safety & Protection	195	209	(14)	-7%
Other	(57)	(82)	25	30%
Total segment operating earnings (1)	1,586	1,770	(184)	-10%

Exchange gains (losses) (1), (2)	26	(51)	77	nm
Corporate expenses (1)	(164)	(186)	22	-12%
Interest expense (1)	(107)	(94)	(13)	14%
Operating earnings before income taxes	1,341	1,439	(98)	-7%

Provision for income taxes on operating earnings	(261)	(350)	89
Less: Net income attributable to noncontrolling interests	5	4	1
Operating earnings	$1,075	$1,085	$(10)	-1%

Operating earnings per share	$1.18	$1.17	$0.01	1%

(1) See Schedules B and C for listing of significant items and their impact by segment.
(2) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing second quarter with the prior year, unless otherwise noted.
Agriculture - Operating earnings of $778 million decreased $58 million, or 7 percent, as improved productivity and increases in price from new products were more than offset by lower volumes and an $84 million negative currency impact. Decreased volumes are due to reduced soybean sales, lower crop protection volumes and reductions in global corn planted area. Excluding the impact of currency, operating earnings would have increased by about 3 percent.
Electronics & Communications - Operating earnings of $93 million increased $4 million, or 4 percent, as productivity gains more than offset volume decreases and a $3 million negative impact from currency. Volume growth in Tedlar® film in photovoltaics and consumer electronics was more than offset by competitive pressures impacting Solamet® paste. Excluding the impact of currency, operating earnings would have increased by about 8 percent.
Industrial Biosciences - Operating earnings of $50 million decreased $9 million, or 15 percent, as increased demand for bioactives was more than offset by lower pricing and a $6 million negative impact of currency. Increased enzyme demand, principally in animal nutrition, health and personal care, and food markets, was offset by lower biomaterial sales. Excluding the impact of currency, operating earnings would have been about 5 percent lower than prior year.
Nutrition & Health - Operating earnings of $103 million decreased $2 million, or 2 percent, as productivity gains were more than offset by a $12 million negative impact of currency. Volume growth in probiotics, texturants, cultures, and ingredient systems were offset by a decline in specialty proteins. Excluding the impact of currency, operating earnings would have increased by about 10 percent.
Performance Chemicals - Operating earnings of $113 million decreased $138 million, or 55 percent, driven primarily by lower prices for titanium dioxide, and $43 million from the negative impact of currency. Excluding the impact of currency, operating earnings would have declined by about 38 percent.
Performance Materials - Operating earnings of $311 million increased $8 million, or 3 percent, driven by broad based improved product mix, productivity and volume growth for ethylene as prior year ethylene sales were constrained due to the scheduled outage at the Orange, Texas ethylene unit. This was offset by $42 million of negative impact of currency, the portfolio change from the sale of Glass Laminating Solutions/Vinyls, and a negative impact from an unplanned ethylene outage. Excluding the impact of currency, operating earnings would have increased by about 17 percent.
Safety & Protection - Operating earnings of $195 million decreased $14 million, or 7 percent, as productivity improvements and volume growth in medical packaging and protective garments were more than offset by $20 million of negative currency impact, the portfolio impact of the Sontara® divestiture, and lower demand, particularly from the oil & gas industry, for Nomex® thermal resistant fiber and Sustainable Solutions offerings. Excluding the impact of currency, operating earnings would have increased by about 3 percent.

Outlook
Consistent with continuing weakness in global agricultural markets, the company is reducing expectations for the year in its Agriculture segment due to weaker demand in global crop protection markets, reduced expectations for corn area in Latin America, and lower than expected soybean volumes in North America. The company continues to anticipate that the operational redesign will deliver savings of approximately $0.40 per share in 2015. As a result, the company expects operating earnings per share for 2015 to be about $3.10 per share for the full year, excluding $0.80 per share of anticipated full-year earnings from the Performance Chemicals segment. This represents a $0.10 per share reduction from the prior outlook of $4.00 per share, which included the Performance Chemicals segment.

DuPont will hold a conference call and webcast on Tuesday, July 28, 2015, at 9:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 38251527#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward Looking Statements: This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses, including timely realization of the expected benefits from the separation of Performance Chemicals. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

# # #
07/28/15

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$8,595	$9,706	$17,767	$19,834
Other income, net (1)	283	408	481	425
Total	8,878	10,114	18,248	20,259

Cost of goods sold	5,280	5,999	10,833	11,999
Other operating charges (1)	349	300	632	586
Selling, general and administrative expenses	1,371	1,473	2,683	2,909
Research and development expense	515	545	1,014	1,063
Interest expense (1)	127	94	211	197
Employee separation / asset related charges, net (1)	61	263	99	263
Total	7,703	8,674	15,472	17,017

Income before income taxes	1,175	1,440	2,776	3,242
Provision for income taxes (1)	230	366	796	723
Net income	945	1,074	1,980	2,519

Less: Net income attributable to noncontrolling interests	5	4	9	10

Net income attributable to DuPont	$940	$1,070	$1,971	$2,509

Basic earnings per share of common stock	$1.04	$1.16	$2.17	$2.72

Diluted earnings per share of common stock	$1.03	$1.15	$2.15	$2.70

Dividends per share of common stock	$0.49	$0.45	$0.96	$0.90

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	905,761,000	918,684,000	906,296,000	921,058,000
Diluted	911,681,000	925,587,000	912,748,000	928,145,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Net income (GAAP)	$945	$1,074	(12)%	$1,980	$2,519	(21)%
Less: Significant items (benefit) charge, after-tax, included in net income (per Schedule B)	(85)	8		(211)	(4)
Non-operating pension/OPEB costs, after-tax, included in net income (2)	(50)	(23)		(121)	(44)
Net income attributable to noncontrolling interest	5	4		9	10
Operating earnings (Non-GAAP)	$1,075	$1,085	(1)%	$2,303	$2,557	(10)%

EPS attributable to DuPont (GAAP)	$1.03	$1.15	(10)%	$2.15	$2.70	(20)%
Less: Significant items (benefit) charge included in EPS (per Schedule B)	(0.09)	0.01		(0.23)	—
Non-operating pension/OPEB costs included in EPS (2)	(0.06)	(0.03)		(0.14)	(0.05)
Operating EPS (Non-GAAP)	$1.18	$1.17	1%	$2.52	$2.75	(8)%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$4,746	$6,910
Marketable securities	556	124
Accounts and notes receivable, net	8,308	6,005
Inventories	6,514	7,841
Prepaid expenses	296	279
Deferred income taxes	625	589
Total current assets	21,045	21,748
Property, plant and equipment, net of accumulated depreciation (June 30, 2015 - $20,256; December 31, 2014 - $19,942)	13,061	13,386
Goodwill	4,455	4,529
Other intangible assets	4,286	4,580
Investment in affiliates	895	886
Deferred income taxes	3,223	3,349
Other assets	1,141	1,058
Total	$48,106	$49,536

Liabilities and Equity
Current liabilities
Accounts payable	$3,399	$4,822
Short-term borrowings and capital lease obligations	647	1,423
Income taxes	613	547
Other accrued liabilities	4,046	5,848
Total current liabilities	8,705	12,640
Long-term borrowings and capital lease obligations	12,088	9,233
Other liabilities	13,188	13,819
Deferred income taxes	472	466
Total liabilities	34,453	36,158

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at June 30, 2015 - 991,875,000; December 31, 2014 - 992,020,000	298	298
Additional paid-in capital	11,389	11,174
Reinvested earnings	17,838	17,045
Accumulated other comprehensive loss	(9,446)	(8,707)
Common stock held in treasury, at cost (87,041,000 shares at June 30, 2015 and December 31, 2014)	(6,727)	(6,727)
Total DuPont stockholders' equity	13,589	13,320
Noncontrolling interests	64	58
Total equity	13,653	13,378
Total	$48,106	$49,536

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Six Months Ended June 30,
	2015	2014
Total Company
Net income	$1,980	$2,519
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	615	635
Amortization of intangible assets	257	245
Net periodic pension benefit cost	294	205
Contributions to pension plans	(204)	(168)
Gain on sale of businesses	(22)	(398)
Other operating activities - net	59	430
Change in operating assets and liabilities - net	(5,024)	(5,539)
Cash used for operating activities	(2,045)	(2,071)

Investing activities
Purchases of property, plant and equipment	(938)	(781)
Investments in affiliates	(50)	(23)
Payments for businesses - net of cash acquired	(77)	—
Proceeds from sales of businesses - net	34	639
Proceeds from sales of assets - net	14	10
Net increase in short-term financial instruments	(422)	(22)
Foreign currency exchange contract settlements	443	(63)
Other investing activities - net	13	8
Cash used for investing activities	(983)	(232)

Financing activities
Dividends paid to stockholders	(875)	(836)
Net increase (decrease) in borrowings	2,110	(631)
Repurchase of common stock	(353)	(1,061)
Proceeds from exercise of stock options	201	214
Other financing activities - net	(81)	(76)
Cash provided by (used for) financing activities	1,002	(2,390)

Effect of exchange rate changes on cash	(138)	(74)

Decrease in cash and cash equivalents	(2,164)	(4,767)

Cash and cash equivalents at beginning of period	6,910	8,941

Cash and cash equivalents at end of period	$4,746	$4,174

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow
	Six Months Ended June 30,
	2015	2014
Cash used for operating activities	$(2,045)	$(2,071)
Purchases of property, plant and equipment	(938)	(781)
Free cash flow	$(2,983)	$(2,852)

(1) See Schedule B for detail of significant items.
(2) Year to date June 30, 2015 includes a $23 after-tax exchange loss on foreign pension balances.

E.I. du Pont de Nemours and Company
Schedule of Significant Items
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2015	2014	2015	2014	2015	2014
1st Quarter
Separation transaction costs (1)	$(81)	$(16)	$(80)	$(12)	$(0.09)	$(0.01)
Customer claims recovery (4)	35	—	22	—	0.02	—
Asset impairment charge (5)	(37)	—	(30)	—	(0.03)	—
Ukraine devaluation (6)	(40)	—	(38)	—	(0.04)	—
1st Quarter - Total	$(123)	$(16)	$(126)	$(12)	$(0.14)	$(0.01)

2nd Quarter
Separation transaction costs (1)	$(139)	$(35)	$(115)	$(26)	$(0.13)	$(0.03)
Restructuring charges, net (2)	(61)	(263)	(42)	(182)	(0.04)	(0.20)
Litigation settlement (3)	112	—	72	—	0.08	—
Venezuela devaluation(7)	—	(58)	—	(57)	—	(0.06)
Gain on sale of business (8)	—	391	—	273	—	0.30
2nd Quarter - Total	$(88)	$35	$(85)	$8	$(0.09)	$0.01

Year-to-date Total(9)	$(211)	$19	$(211)	$(4)	$(0.23)	$—

E.I. du Pont de Nemours and Company
Schedule of Significant Items
(Dollars in millions, except per share amounts)

SCHEDULE B (continued)

(1)
Second quarter 2015 included charges of $(139) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(119) recorded in other operating charges and $(20) recorded in interest expense. First quarter 2015 included charges of $(81) recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

Second and first quarter 2014 included charges of $(35) and $(16), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

(2)
Second quarter 2015 included a $(61) restructuring charge recorded in employee separation/asset related charges, net consisting entirely of severance and related benefit costs in the Performance Chemicals segment to achieve fixed cost and operational productivity improvements for Chemours post-separation.

Second quarter 2015 included adjustments recorded in employee separation/asset related charges, net, associated with the 2014 restructuring program. These adjustments were primarily due to lower than estimated individual severance costs and workforce reductions achieved through non-severance programs, partially offset by identification of additional projects in certain segments. There was no impact of these adjustments to the company's interim Consolidated Income Statements. The net reduction impacted segment earnings for the three months ended as follows: Agriculture - $(4), Electronics & Communications - $11, Industrial Biosciences - $(1), Nutrition & Health - $(4), Performance Chemicals - $2, Performance Materials - $(2), Safety & Protection $1, and Other - $(3).

Second quarter 2014 included a $(263) restructuring charge recorded in employee separation/asset related charges, net, consisting of $(166) of severance and related benefit costs, $(94) of asset shut downs, and $(3) of other non-personnel charges as a result of the company's plan to reduce residual costs associated with the separation of the Performance Chemicals segment and to improve productivity across all businesses and functions. Pre-tax charges by segment are: Agriculture - $(47), Electronics & Communications - $(68), Industrial Biosciences - $(2), Nutrition & Health - $(8), Performance Chemicals - $(19), Performance Materials - $(29), Safety & Protection - $(31), Other - $(2), and Corporate expenses - $(57).

(3)
Second quarter 2015 included a gain of $112, net of legal expenses, recorded in other income, net related to the company’s settlement of a legal claim. This matter relates to the Safety & Protection segment.

(4)
The company recorded insurance recoveries of $35 in other operating charges, net, in the first quarter 2015, in the Agriculture segment, for recovery of costs for customer claims related to the use of the Imprelis® herbicide. The company had accruals of $216 related to these customer claims at June 30, 2015.

(5)
During first quarter of 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors has communicated they would not fund the revised operating plan of the investee. As a result, the carrying value of our 6% equity investment in this venture exceeds its fair value.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Second quarter 2014 included a charge of $(58) recorded in other income, net associated with remeasuring the company's Venezuelan net monetary assets from the official exchange rate to the SICAD II exchange system.

(8)	Second quarter 2014 included a gain of $391 recorded in other income, net associated with the sale of Glass Laminating Solutions/Vinyls in the Performance Materials segment.

(9)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended June 30,		Six Months Ended June 30,
SEGMENT SALES (1)	2015	2014	2015	2014
Agriculture	$3,218	$3,615	$7,155	$8,009
Electronics & Communications	534	617	1,055	1,197
Industrial Biosciences	288	317	573	618
Nutrition & Health	826	926	1,639	1,787
Performance Chemicals	1,502	1,696	2,866	3,287
Performance Materials	1,365	1,582	2,776	3,116
Safety & Protection	925	1,029	1,834	1,976
Other	2	1	3	2
Total Segment sales	8,660	9,783	17,901	19,992

Elimination of transfers	(65)	(77)	(134)	(158)
Consolidated net sales	$8,595	$9,706	$17,767	$19,834

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
	Three Months Ended June 30,		Six Months Ended June 30,
INCOME BEFORE INCOME TAXES (GAAP)	2015	2014	2015	2014
Agriculture	$774	$789	$1,948	$2,231
Electronics & Communications	104	21	189	96
Industrial Biosciences	49	57	105	113
Nutrition & Health	99	97	188	190
Performance Chemicals	54	232	183	438
Performance Materials	309	665	636	958
Safety & Protection	308	178	492	353
Other	(60)	(84)	(163)	(176)
Total Segment PTOI	1,637	1,955	3,578	4,203
Corporate expenses	(283)	(278)	(528)	(495)
Interest expense	(127)	(94)	(211)	(197)
Non-operating pension/OPEB costs	(78)	(34)	(153)	(64)
Net exchange gains (losses)	26	(109)	90	(205)
Income before income taxes	$1,175	$1,440	$2,776	$3,242

	Three Months Ended June 30,		Six Months Ended June 30,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)	2015	2014	2015	2014
Agriculture	$(4)	$(47)	$31	$(47)
Electronics & Communications	11	(68)	11	(68)
Industrial Biosciences	(1)	(2)	(1)	(2)
Nutrition & Health	(4)	(8)	(4)	(8)
Performance Chemicals	(59)	(19)	(59)	(19)
Performance Materials	(2)	362	(2)	362
Safety & Protection	113	(31)	113	(31)
Other	(3)	(2)	(40)	(2)
Total significant items by segment	51	185	49	185
Corporate expenses	(119)	(92)	(200)	(108)
Interest expense	(20)	—	(20)	—
Net exchange gains (losses)	—	(58)	(40)	(58)
Total significant items before income taxes	$(88)	$35	$(211)	$19

	Three Months Ended June 30,		Six Months Ended June 30,
OPERATING EARNINGS (NON-GAAP)	2015	2014	2015	2014
Agriculture	$778	$836	$1,917	$2,278
Electronics & Communications	93	89	178	164
Industrial Biosciences	50	59	106	115
Nutrition & Health	103	105	192	198
Performance Chemicals	113	251	242	457
Performance Materials	311	303	638	596
Safety & Protection	195	209	379	384
Other	(57)	(82)	(123)	(174)
Total segment operating earnings	1,586	1,770	3,529	4,018
Corporate expenses	(164)	(186)	(328)	(387)
Interest expense	(107)	(94)	(191)	(197)
Operating earnings before income taxes and exchange gains (losses)	1,315	1,490	3,010	3,434
Net exchange gains (losses) (3)	26	(51)	153	(147)
Operating earnings before income taxes	$1,341	$1,439	$3,163	$3,287

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
Reconciliation of Segment Operating Earnings excluding the impact of currency (Non-GAAP)
Segment operating earnings excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2015
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings Excluding Currency	% Change
Agriculture	$836	$778	$(84)	$862	3%
Electronics & Communications	89	93	(3)	96	8
Industrial Biosciences	59	50	(6)	56	(5)
Nutrition & Health	105	103	(12)	115	10
Performance Chemicals	251	113	(43)	156	(38)
Performance Materials	303	311	(42)	353	17
Safety & Protection	209	195	(20)	215	3
Other	(82)	(57)	—	(57)	(30)
Total segment operating earnings	$1,770	$1,586	$(210)	$1,796	1%

(1) Segment sales include transfers.
(2) See Schedule B for detail of significant items.
(3)  See Schedule D for additional information on exchange gains and losses.  Year to date June 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income before income taxes	$1,175	$1,440	$2,776	$3,242
Add: Significant items benefit (charge) before income taxes	88	(35)	211	(19)
Add: Non-operating pension/OPEB costs (1)	78	34	176	64
Operating earnings before income taxes	$1,341	$1,439	$3,163	$3,287
Less: Net income attributable to noncontrolling interests	5	4	9	10
Add: Interest expense	107	94	191	197
Adjusted EBIT from operating earnings	1,443	1,529	3,345	3,474
Add: Depreciation and amortization	426	443	872	880
Adjusted EBITDA from operating earnings	$1,869	$1,972	$4,217	$4,354

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

			Year Ended December 31,
			2015 Outlook (2)	2014 Actual (2)
Operating EPS (Non-GAAP)			$3.10	$3.36

Significant items
Separation transaction costs			(0.04)	(0.03)
Gain on sale of business			—	0.47
Restructuring charge, net			—	(0.40)
Venezuela devaluation			—	(0.06)
Tax items			—	—
Customer claims recovery			0.02	0.14
Litigation settlement			0.08	—
Asset impairment charge			(0.03)	—
Ukraine devaluation			(0.04)	—

Non-operating pension/OPEB costs - estimate			(0.28)	(0.09)

EPS (GAAP)			$2.81	$3.39

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings(3)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$33	$19	$(87)	$(31)
Local tax benefits (expenses)	28	(28)	(95)	(16)
Net after-tax impact from subsidiary exchange gains (losses)	$61	$(9)	$(182)	$(47)

Hedging Program Gain (Loss)
Pre-tax exchange (losses) gains	$(7)	$(70)	$240	$(116)
Tax benefits (expenses)	2	25	(87)	41
Net after-tax impact from hedging program exchange (losses) gains	$(5)	$(45)	$153	$(75)

Total Exchange Gain (Loss)
Pre-tax exchange gains (losses) (4)	$26	$(51)	$153	$(147)
Tax benefits (expenses)	30	(3)	(182)	25
Net after-tax exchange gains (losses)	$56	$(54)	$(29)	$(122)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income before income taxes	$1,175	$1,440	$2,776	$3,242
Add: Significant items - charge (benefit) (3)	88	(35)	211	(19)
Non-operating pension/OPEB costs (1)	78	34	176	64
Less: Net exchange gains (losses) (4)	26	(51)	153	(147)
Income before income taxes, significant items,
exchange gains (losses), and non-operating pension/OPEB costs	$1,315	$1,490	$3,010	$3,434

Provision for income taxes	$230	$366	$796	$723
Add: Tax benefits (expenses) on significant items	3	(27)	—	(23)
Tax benefits on non-operating pension/OPEB costs	28	11	55	20
Tax benefits (expenses) on exchange gains/losses	30	(3)	(182)	25
Provision for income taxes on operating earnings, excluding exchange gains (losses)	$291	$347	$669	$745

Effective income tax rate	19.6%	25.4%	28.7%	22.3%
Significant items effect and non-operating pension/OPEB costs effect	(0.1)%	(1.1)%	(1.8)%	(0.4)%
Tax rate, before significant items and non-operating pension/OPEB costs	19.5%	24.3%	26.9%	21.9%
Exchange gains (losses) effect	2.6%	(1.0)%	(4.7)%	(0.2)%
Base income tax rate	22.1%	23.3%	22.2%	21.7%

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliation of Performance Chemicals Segment Pre-tax Operating Income (PTOI) (GAAP) to Operating Earnings and Operating Earnings per Share (Non-GAAP)

	Three Months Ended June 30,
Performance Chemicals Segment	2015	2014
PTOI (GAAP)	$54	$232
Less: Segment significant items benefit (expense) (3)	(59)	(19)
Performance Chemicals Segment Operating Earnings (Non-GAAP)	$113	$251

Performance Chemicals Segment Operating Earnings - After-tax (Non-GAAP) (5)	88	193
Quarter-to-date weighted average diluted shares	912	926

Performance Chemicals Segment Operating Earnings per share - After-tax (Non-GAAP)	$0.10	$0.21

(1) Year to date June 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2) Restated on a continuing operations basis after Performance Chemicals has been reflected as a discontinued operation.
(3) See Schedule B for detail of significant items.
(4) Year to date June 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.
(5) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 22.1% and 23.3% for the three months ended June 30, 2015 and June 30, 2014, respectively.